Exhibit 99.1

Scientific Learning Reports First Quarter Results

K-12 Booked Sales Increase 15% and Total Booked Sales Increase 2%

Net Loss per Share Improves to $0.16 from $0.27

OAKLAND, Calif.--(BUSINESS WIRE)--April 30, 2009--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the first quarter ended March 31, 2009.

First Quarter Summary (1Q09 vs. 1Q08)

  Total revenues decreased 5% to $8.6 million, total booked sales increased 2% to $6.0 million and K-12 booked sales increased 15% to $5.5 million;
  Gross profit decreased 2% to $6.0 million and gross margin increased to 69.9% of total revenues from 67.9% of total revenues;
  Operating loss improved 41% to $2.9 million from an operating loss of $4.9 million;
  Net loss improved 39% to $2.9 million from $4.7 million; and
  Net loss per share improved 41% to $0.16 from $0.27.

Andy Myers, Chief Executive Officer stated, “We are pleased that the strategic and operational improvements we have made to the business have resulted in significant decreases in our operating expenses and a meaningful improvement in our first quarter net loss. Despite the cautious environment created by the budgetary concerns across many school districts and the uncertainties with the details behind the economic recovery package, we were still able to achieve 15% growth in K-12 booked sales and offset the anticipated decline in international, private provider and other markets impacted by the difficult global economy. While the first quarter is our lowest sales volume quarter due to the normal seasonality of the business, it is an important period for investing in new and enhanced products and building our pipeline of business for the year. From this perspective, we believe the launch of our first web-delivered products for home use as well as the temporary boost in IDEA and Title I federal funding position us well in the current market. As a result, our outlook remains cautiously optimistic, and we continue to target positive cash flow and growth in booked sales for 2009.”

Operating Results

Total revenues decreased 5% to $8.6 million in the first quarter of 2009 compared to $9.1 million in the first quarter of 2008. Product revenues decreased 14% to $4.0 million and service and support revenue increased 4% to $4.6 million, mainly because of a shift in the current quarter sales mix towards service sales. The increase in service and support revenue was primarily due to higher Progress Tracker revenues resulting from the continuing roll out of the Reading Progress Indicator offering to our installed base. Total booked sales increased 2% in the first quarter, with a 15% increase in K-12 booked sales offsetting our expected significant decline in international, private provider and other booked sales.

Gross profit decreased 2% to $6.0 million in the first quarter of 2009 compared to $6.2 million in the first quarter of 2008. Gross margin increased 200 basis points to 69.9% of total revenues. The increase in the gross margin as a percentage of total revenues was primarily driven by improved service and support margins, partially offset by a reduction in the proportion of higher margin product revenue. Product gross margin declined to 89.9% from 90.8%, while service and support gross margin increased to 52.8% from 44.2%. Product gross margin was negatively impacted by the incremental amortization expense from the Soliloquy acquisition in January 2008. Service and support gross margin improved because of headcount reductions made in the January 2009 restructuring.

Total operating expenses decreased 19% to $8.9 million in the first quarter of 2009 compared to $11.1 million in the first quarter of 2008. This includes approximately $300,000 of severance expenses relating to the January 7, 2009 restructuring announcement. Sales and marketing expenses decreased 22% to $5.4 million, research and development expenses decreased 27% to $1.5 million and general and administrative expenses decreased 3% to $1.9 million. The decreases in all three areas were primarily driven by strategic and operational improvements to the core K-12 business to streamline the sales process, reduce costs, and maximize productivity. In addition, during the first quarter of 2009, approximately $300,000 of research and development costs were capitalized relating to costs incurred after technological feasibility was reached on the next version of Reading Assistant.

Earnings before interest, taxes, depreciation, amortization, and stock compensation (EBITDAS) improved 47% to negative $2.1 million from negative $3.9 million. Operating loss improved 41% to $2.9 million in the first quarter 2009 compared to $4.9 million in the first quarter 2008. Net loss improved to $2.9 million, or $0.16 per share, in the first quarter of 2009 compared to a net loss of $4.7 million, or $0.27 per share, in the first quarter of 2008.

The company believes that booked sales and EBITDAS (both non-GAAP measures) are important measures of operating performance and has chosen to disclose these figures as part of the earnings results. EBITDAS and booked sales should not be considered in isolation from net income and revenue and are not intended to represent substitute measures of performance calculated under GAAP. Reconciliations of booked sales, revenue and deferred revenue, and EBITDAS and net income (net loss) are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Selected Balance Sheet Information

As of March 31, 2009, cash and cash equivalents were $6.0 million compared to $7.6 million at December 31, 2008 and $4.7 million at March 31, 2008. The sequential quarterly decline is driven by normal seasonal trends in the business. Net accounts receivable were $5.4 million at March 31, 2009 compared to $7.7 million at December 31, 2008 and $4.7 million at March 31, 2008. As of March 31, 2009, short-term borrowings under our line of credit were $2.5 million compared to no borrowings at December 31, 2008 or March 31, 2008.

Conference Call Information

A conference call to discuss first quarter results and the outlook for 2009 is scheduled for today, April 30, 2009 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (866) 652-3154 (domestic) or (706) 634-7311 (international), conference id number 96644268 approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (800) 642-1687 (domestic) and (706) 645-9291 international and enter conference id number 96644268.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s future financial results, future booked sales and cash flow growth, acceptance of new products, and positioning for the future. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the recent adverse events in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products, including our first web-delivered products for home use, and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-K for the year ended December 31, 2008 (Part I, Item 1A, Risk Factors), filed March 5, 2009. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	March 31,	December 31,	March 31,
	2009	2008	2008
Assets
Current assets:
Cash and cash equivalents	$5,981	$7,550	$4,672
Accounts receivable, net	5,441	7,717	4,742
Deferred income taxes	-	-	1,191
Prepaid expenses and other current assets	1,797	1,341	1,756

Total current assets	13,219	16,608	12,361

Property and equipment, net	1,724	1,552	1,741
Goodwill	4,568	4,568	4,557
Other intangible assets, net	6,190	6,424	7,011
Other assets	1,365	1,108	939

Total assets	$27,066	$30,260	$26,609

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$725	$674	$439
Accrued liabilities	3,062	3,964	4,239
Borrowings under line of credit	2,500	-	-
Deferred revenue	12,946	15,521	15,322

Total current liabilities	19,233	20,159	20,000
Deferred revenue, long-term	4,327	4,431	4,443
Other liabilities	656	625	464

Total liabilities	24,216	25,215	24,907

Stockholders' equity (deficit):
Common stock and additional paid in capital	85,764	85,098	83,104
Accumulated deficit	(82,914)	(80,053)	(81,402)

Total stockholders' equity (deficit):	2,850	5,045	1,702

Total liabilities and stockholders' equity (deficit)	$27,066	$30,260	$26,609

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended March 31,
	2009	2008

Revenues:
Products	$3,971	$4,629
Service and support	4,653	4,456
Total revenues	8,624	9,085

Cost of revenues:
Cost of products	401	428
Cost of service and support	2,196	2,487
Total cost of revenues	2,597	2,915

Gross profit	6,027	6,170

Operating expenses:
Sales and marketing	5,443	6,936
Research and development	1,537	2,119
General and administrative	1,940	1,996

Total operating expenses	8,920	11,051

Operating loss	(2,893)	(4,881)

Interest and other income	61	220

Net loss before income tax	(2,832)	(4,661)
Income tax expense	29	3
Net loss	$(2,861)	$(4,664)

Basic and diluted net loss per share:	$(0.16)	$(0.27)
Shares used in computing basic and diluted net loss per share	17,863	17,338

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended March 31,
	2009	2008

Operating Activities:
Net loss	$(2,861)	$(4,664)
Items to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	359	272
Stock based compensation	408	533
Changes in operating assets and liabilities:
Accounts receivable	2,276	1,681
Prepaid expenses and other current assets	(456)	(446)
Other assets	68	(13)
Accounts payable	51	(531)
Accrued liabilities	(902)	142
Deferred revenue	(2,679)	(3,300)
Other liabilities	31	11

Net cash used in operating activities	(3,705)	(6,315)

Investing Activities:
Purchases of property and equipment, net	(297)	(86)
Additions to capitalized software	(325)	-
Purchase of Soliloquy	-	(10,119)

Net cash used in investing activities	(622)	(10,205)

Financing Activities:
Borrowings under bank line of credit	2,500	-
Proceeds from issuance of common stock, net	258	13

Net cash provided by financing activities	2,758	13

Decrease in cash and cash equivalents	(1,569)	(16,507)

Cash and cash equivalents at beginning of period	7,550	21,179

Cash and cash equivalents at end of period	$5,981	$4,672

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	First Quarter
	2009	2008

Booked Sales	$6,032	$5,895
Less Revenue	8,624	9,085
Other adjustments	(87)	-
Net decrease in current and long-term deferred	$(2,505)	$(3,190)

Beginning balance in current and long-term deferred	19,952	22,955
Ending balance in current and long-term deferred	$17,273	$19,765

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income to EBITDAS

$s in thousands
	First Quarter
	2009	2008

Net loss	$(2,861)	$(4,664)
Adjustments to reconcile to EBITDAS:
Income tax provision	29	3
Interest income, net	(4)	(74)
Depreciation	125	93
Amortization	234	179
Stock compensation expense	408	533
Adjusted EBITDAS	$(2,069)	$(3,930)

Earnings before interest, taxes, depreciation, amortization and stock compensation expense (EBITDAS) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that EBITDAS will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of EBITDAS to Net Income, the closest GAAP measure.

Non-Cash Charges

$s in thousands	First Quarter
	2009
	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	155	0	155
Cost of Service and Support	28	42	70
Operating Expenses	176	366	542
Total	$359	$408	$767

$s in thousands	First Quarter
	2008
	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	113	0	113
Cost of Service and Support	32	51	83
Operating Expenses	127	482	609
Total	$272	$533	$805

CONTACT:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784 (Media)
Senior Vice President, Marketing and Product Management
jlindl@scilearn.com
Bob Feller, 510-625-2281 (Investors)
Chief Financial Officer
investorrelations@scilearn.com